[EXHIBIT 99.1]


For immediate release

SDC Board Considering Future Steps


December   19,  2003....Palm  Beach,  Florida..SDC  International
(OTC:SDCN) today announced that its Board of Directors is considering what steps the company might take since its only operating unit, Czech heavy-duty truck manufacturer, TATRA a.s., has been sold to Terex Corporation (NYSE:TEX). SDC management is in discussions with its counsel, Kramer, Levin Naftalis & Frankel and its auditors, BDO Czech Republic to complete all accounting and legal matters required to complete satisfy and becominge current with respect to its public reporting obligations under the Securities Exchange Act. The company believes it will be necessary to file all quarterly and annual reports before any future activities can be engaged. These filings would take about 90 days to complete. According to mManagement, is evaluating three different scenarios presently exist: to find an operating company with which to merge; to undergo liquidation to its shareholders; or, to undergo a bankruptcy reorganization. In the event of liquidation, it is unlikely that after all costs are considered, there would be any material funds remaining to be disbursed to shareholders.

The Board plans to review management's proposals near the end of January 2004.



Certain information in this announcement includes forward-looking statements regarding future events or the future performance of SDC International that involve certain contingencies and uncertainties. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual events or performance to differ materially from those reflected in such forward-looking statements. Such risks and uncertainties, many of which are beyond SDC's control, include, among others: the effects of changes in laws and regulations; the effect of interest rates, government spending, and general economic conditions on construction, mining and other activities in which SDC's products are sold; national and international political climate and military activities; and other factors, risks and uncertainties set forth in more detail in SDC's filings with the U.S. Securities and Exchange Commission. Actual events or performance may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors.